EXHIBIT 99.1
CONTACTS:
Cathy Kawakami
Director, Investor Relations
Advanced Energy Industries, Inc.
970-407-6732
cathy.kawakami@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER
FORT COLLINS, Colo., December 5, 2005 — Advanced Energy Industries, Inc. (Nasdaq: AEIS) today announced that Mike El-Hillow, executive vice president and chief financial officer, has resigned and will be departing the company effective December 30, 2005. To meet his desire to return to the East Coast, Mr. El-Hillow has accepted a new position as chief financial officer at a Connecticut-based company.
Hans Betz, president and chief executive officer of Advanced Energy, said, “Mike has made significant contributions to the organization during his four years here. His diligent efforts have helped lead the company to a very solid financial position, which enables us to maximize our strategic opportunities. Mike has also built a strong finance department, which will be invaluable to the transition effort. While we regret that Mike is returning to the East Coast, we understand his desire to be closer to family and wish him the best.”
The company will begin a search for Mr. El-Hillow’s replacement immediately.
About Advanced Energy
Advanced Energy is a global leader in the development and support of technologies critical to high-technology, high-growth manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications.
Leveraging a diverse product portfolio and technology leadership, Advanced Energy creates solutions that maximize process impact, improve productivity and lower the cost of ownership for its customers. This portfolio includes a comprehensive line of technology solutions in power, flow, thermal management, and plasma and ion beam sources for original equipment manufacturers (OEMs) and end-users around the world.
Advanced Energy operates in regional centers in North America, Asia and Europe and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, Advanced Energy is a publicly held company traded on the Nasdaq National Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.
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